Exhibit 97
INSPERITY, INC.
POLICY FOR THE RECOVERY OF
ERRONEOUSLY AWARDED COMPENSATION

1. Purpose. The Compensation Committee of the Board of Directors of Insperity, Inc., a Delaware Corporation (“Insperity” or the “Company”) has determined that it is in the best interest of the Company to adopt this Policy for the Recovery of Erroneously Awarded Compensation. The Policy describes circumstances in which Erroneously Awarded Compensation is subject to recovery by the Company and the process for that recovery. This Policy is intended to comply with (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, and implemented by Rule 10D-1 thereunder adopted by the Commission and (b) Section 303A.14 of the NYSE Listed Company Manual.

2. Administration. This Policy shall be administered by the Administrator. Any determinations made by the Administrator shall be final and binding on all affected individuals. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
3. Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
a. “Administrator” means the Compensation Committee of the Board of Directors of the Company.
b. “Board” means the Board of Directors of the Company.
c. “Commission” means the Securities and Exchange Commission.
d. “Compensation Eligible for Recovery” means Incentive-based Compensation received on or after the Effective Date by an individual:
i.    after beginning service as an Executive Officer,
ii.    who served as an Executive Officer at any time during the performance period for the applicable Incentive-based Compensation (regardless of whether such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company),
iii.    while the Company had a class of securities listed on a national securities exchange or a national securities association, and
iv.    during the applicable Recovery Period.
e. “Effective Date” means October 2, 2023.
f. “Erroneously Awarded Compensation” means, with respect to each Executive Officer, the Compensation Eligible for Recovery less the amount of Incentive-based Compensation that would have been determined based on the restated amounts, computed without regard to any taxes paid.

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g. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
h. “Executive Officer” means:
i.     each individual designated by the Board to be an officer in accordance with Rule 16a-1(f) under the Exchange Act, and
ii.    any other individual required by Rule 10D-1 of the Exchange Act to be designated as an executive officer, as determined by the Administrator.
i. “Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) for purposes of this Policy are considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Commission.
j. “Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
k. “NYSE” means the New York Stock Exchange LLC.
l. “Policy” means this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended or amended and restated from time to time.
m. “Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
n. “Restatement” means an accounting restatement:
i.    due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or
ii.    that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
The determination of material noncompliance or material misstatement shall be conclusive and binding, and not subject to challenge or contest.
o. “Restatement Date” means the earlier of:
i.    the date the Board, the Finance, Risk Management and Audit Committee of the Board, or such other authorized committee of the Board concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or
ii.    the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

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4. Recovery of Erroneously Awarded Compensation.

a. The Chief Financial Officer of the Company shall promptly report to the Board, the Finance, Risk Management and Audit Committee of the Board, and the Administrator any instance in which the Company is required to prepare a Restatement.

b. Upon learning of a required Restatement, an entity specified in Section 3(o)(i) shall determine the Restatement Date.

c. After the Restatement, the Chief Financial Officer (or another appropriate officer or third party designated by the Administrator) shall reasonably promptly calculate the Erroneously Awarded Compensation for each affected individual, which calculation shall be subject to approval by the Administrator. For purposes of calculating Erroneously Awarded Compensation:

i.    Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period (but shall not include Incentive-based Compensation received prior to the Effective Date).

ii.    For Incentive-based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, it shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

d. Reasonably promptly following the Administrator’s approval of the Erroneously Awarded Compensation, the Administrator shall notify in writing each individual who received Erroneously Awarded Compensation and shall demand payment or return, as applicable, of such Erroneously Award Compensation.
e. The Company shall demand recovery and recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that the Administrator determines that recovery would be impracticable, and one of the following conditions applies:

i.    the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, however, that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE;

ii.    recovery would violate home country law where that law was adopted prior to November 28, 2022; provided, however, that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country

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law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

iii.    recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

f. Except as provided in Section 4(e)(i), Section 4(e)(ii) or Section 4(e)(iii), in no event may the Company accept final repayment from the affected individual of less than the full amount of the Erroneously Awarded Compensation received by such individual.

g. The Administrator shall determine, in its sole discretion, the timing and method of recovering any Erroneously Awarded Compensation pursuant to this Policy, taking into account all facts and circumstances (including the time value of money and the cost to shareholders of delayed recovery), so long as such method complies with the terms of Section 303A.14 of the NYSE Listed Company Manual. Without limitation, recovery may include for example direct repayment by the individual, or the forfeiture or reduction of existing or future wages, compensation or equity-based awards. If the Administrator determines that an appropriate method of recovery is one other than the prompt repayment by the affected individual in cash or property, the Company may offer to enter into a repayment agreement with the affected individual (in a form and with terms reasonably acceptable to the Administrator). The Company may offset, or cause to be offset, any amounts that the affected individual is required to repay to the Company pursuant to this Policy against any amounts otherwise owed by the Company or any of its subsidiaries to the affected individual. The Administrator’s determinations regarding the timing and method of recovery need not be uniform with respect to each individual covered by the Policy.

h. To the extent the affected individual has already reimbursed the Company for any Erroneously Awarded Compensation under any duplicate obligations established by the Company or applicable law, any such reimbursed amount may appropriately be credited to the amount of Erroneously Awarded Compensation subject to recovery under this Policy.

i. If the affected individual fails to repay to the Company when due the full amount of the Erroneously Awarded Compensation received by such affected individual, the Company shall take all actions reasonable and appropriate to recover the full amount of the Erroneously Awarded Compensation from the affected individual. In accordance with this paragraph, the affected individual shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering the Erroneously Awarded Compensation.

5. Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the securities laws, including the disclosure required by the applicable Commission filings.

6. No Indemnification. The Company shall not indemnify any current or former Executive Officer against the loss of Erroneously Awarded Compensation, and shall not pay, or reimburse any current or former Executive Officers for, premiums for any insurance policy to fund such Executive Officer’s potential recovery obligations. Further, this Policy shall supersede any prior

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right to indemnification with an Executive Officer (whether entered into before, on or after the Effective Date).

7. Effective Date. This Policy shall be effective as of the Effective Date.

8. Amendment and Interpretation. The Administrator may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary or advisable to reflect the regulations adopted by the Commission and to comply with any rules or standards adopted by the NYSE. The Administrator may at any time in its sole discretion, supplement, amend or terminate any provision of this Policy in any respect as the Administrator determines to be necessary or appropriate. The Administrator shall interpret and construe this Policy and make all determinations necessary or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1 thereunder and Section 303A.14 of the NYSE Listed Company Manual and any other applicable rules adopted by the Commission.

9. Other Recoupment Rights. Any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date may, as a condition to the grant of any benefit thereunder, require the party thereto to agree to abide by the terms of this Policy or implement arrangements designed to facilitate the administration hereof. Although not a prerequisite to enforcement of this Policy, each Executive Officer shall be provided with an acknowledgment form setting forth the individual’s obligation under this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of the Company’s Incentive Compensation Recoupment Policy originally adopted in 2014, and as may be amended from time to time, any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

10. Successors. This Policy shall be binding and enforceable against all current and former Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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INSPERITY, INC.
POLICY FOR THE RECOVERY OF
ERRONEOUSLY AWARDED COMPENSATION
ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and confirms the undersigned has received and reviewed a copy of the Insperity, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. In the event of any inconsistency between the Policy and the terms of any agreement to which I am a party, or the terms of any compensation arrangement, agreement, plan, or program under which compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by promptly returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company, in a manner required by the Administrator, and as permitted by the Policy. For the avoidance of doubt, any recovery affected under the Policy shall not, in itself, constitute grounds to terminate the undersigned’s employment for “Good Reason” (or any term of similar meaning) under any employment or compensation arrangements, agreements, plans or programs.

____________________________________
Signed

____________________________________
Name (Printed)

____________________________________
Date

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